PRELIMINARY OFFERING CIRCULAR DATED JANUARY 18, 2017
iConsumer Corp.

Suite 351
19821 NW 2nd Avenue
Miami Gardens, FL 33169
(800) 372-6095

94,573,561
Series A Non-Voting Preferred Stock
SEE “SECURITIES BEING OFFERED” AT PAGE 26

	Price to Public	Underwriting discount and commissions1	Proceeds to issuer2	Proceeds to other persons
Per share	$0.09			N/A

Total Maximum	$1,852,475	0	1,852,475	N/A
(1) The company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to this Offering Circular.
(2) Does not include expenses of the Offering, including costs of blue sky compliance. See “Plan of Distribution.”
The company is offering a maximum of 94,573,561 shares of Series A Non-Voting Preferred Stock on a “best efforts” basis (the “Offering”). The Offering will continue until the earlier of (1) the date which is one year from the date on which the Offering Statement of which this Offering Circular forms a part is re-qualified by the Commission, (2) the date when all shares have been sold and (3) the date on which the Offering is earlier terminated by the company at its sole discretion. See “Plan of Distribution” and “Securities Being Offered” for a description of the company’s capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.
GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.
This offering is inherently risky. See “Risk Factors” on page 6.
Sales of these securities will commence on approximately               ..
The company is following the “Offering Circular” format of disclosure under Regulation A.
AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS RE-QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Letter to Prospective Shareholders	4

Risk Factors	6

Dilution	9

Plan of Distribution and Selling Securityholders	12

Use of Proceeds to Issuer	15

The Company’s Business	16

The Company’s Property	17

Management’s Discussion and Analysis of Financial Condition and Results of Operations	18

Directors, Executive Officers and Significant Employees	22

Compensation of Directors and Officers	23

Security Ownership of Management and Certain SecurityHolders	24

Interest of Management and Others in Certain Transactions	25

Securities Being Offered	26

Financial Statements	F-1

In this Offering Circular, the term “iConsumer” or “the company” refers to iConsumer Corp.
THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY
LETTER TO PROSPECTIVE SHAREHOLDERS
If you’re like us, you believe that a company can both make money and, to paraphrase Steve Jobs, make a dent in the universe.
We live in a world where a whole generation worries about their future. Millennials worry about college debt and income inequality. They fear Wall Street, they don’t understand investment, and they worry about being stuck in the 99%. They don’t believe they’ll ever be able to participate in the economy the way their parents did. They’re giving up on the American Dream. That’s a real problem for all us.
At the same time, Millennials are picky, educated consumers. They want great deals. They want to save money. And they want to save the world. Like the generation before them, they love coupons, free shipping, and getting cash back on their purchases. Traditional desires that built eBates, ShopAtHome, RetailMeNot, Groupon, and Coupons.com into companies with billion-dollar valuations and enviable exits for early investors.
iConsumer is eBates meets Wall Street. Where every customer is also a shareholder. Consumers save money with coupons, earn money with cash back rebates because they shopped participating retailers, and get tangible, freely transferable (and if a market develops, easily tradeable) equity in iConsumer simply as a result of being a customer. Skin in the Wall Street game. More shopping gets them more skin. All because they signed up, for free, to be iConsumer members.
It’s why we say that “Ownership is the Ultimate Loyalty Program”.
Companies in this business make money by getting consumers to use them to shop at retailers. Consumers save money by doing so. Retailers pay for that traffic and loyalty. Companies attract consumers by aggregating retailers’ deals and offers, delivering those coupons to consumers, and then sharing the revenue that traffic generates with the consumer in the form of cash back rebates.
That worked well, 10,000,000+ consumers well, but it’s yesterday’s news. iConsumer goes one major step farther. Millennials are demanding more. They want to change the world AND get great deals. By making customers shareholders, we’re changing their world in addition to giving them rebates and saving them money. We’re also creating opportunity for iConsumer by giving customers a vested interest in the success of iConsumer.
The hardest part of creating a company with zillions of customers is acquiring those customers affordably. Title IV of the JOBS Act made it economically feasible to use stock to attract and reward zillions of customers by updating Regulation A. By making a Regulation A offering, iConsumer becomes available to ordinary people, with each customer and investor owning stock in that company.

Usually companies like iConsumer need to raise lots of cash from investors to build technology or sales teams. Instead, iConsumer licensed technology and services from iGive, a company Rob founded in 1997 and still controls. We’ve leveraged iGive’s relationships with over 1,700 retailers.
Act I is complete. We’re in business. We’re attracting customers on an exploratory budget. We’ve spent the last twelve months being the Regulation A pioneers, testing, refining, building out web sites, the apps, and the support systems. We’re doing real transactions with real people on production systems. We had about $40,000 of revenue in January, 2016, from next to nothing in all of 2015, and about $371,000 of revenue, 4,700 shoppers, and 11,000 members through August 2016. All this has happened before our offering is qualified, so without the most important ability … the ability to get customers iConsumer stock. Now we’re ready for Act II.
Act II is simple. We need to be quoted. We need to complete this offering so that prospective customers can see that they’re getting real stock that has a real worth established by somebody other than a founder, because somebody paid cash for that stock. Consumers need to see how much others are paying for the stock they’re getting just for becoming members and just for earning cash back rebates.
Act III is all about marketing. Spending the money we raise in this offering to let the world know that they can save money and be Wall Street investors, all at the same time. We have a first-mover advantage that we want to exploit fully.
Companies usually wait to offer shares to the public, but we’re unique, with a first of a kind opportunity to leverage new laws and technologies to create a successful company. These changes allow us to include ordinary people in the creation of a new business, to get ordinary people involved in the early stages as investors and as customers. These new regulations give us all a chance to create a company that, with your help, can make a dent in the universe.
Thanks for considering us.

Robert N. Grosshandler
Sanford D. Schleicher
Co Founders

P.S.             On September 29, 2016, the SEC qualified our offering. In December, 2016, we did our first closing because we received in excess of our minimum subscription amount. We’re now on to Act II – getting ready to be quoted. The funds we’ve raised so far are assisting us in that quest. Once quoted, we plan a marketing campaign to take advantage of that fact, in an effort to create a more liquid market for our shareholders’ investments.
For the second phase of this offering, we’ve done two things. First, in recognition of our progress, the price of each share we’re offering has been changed to $.09. Second, we’ve lowered the minimum amount an investor can start with to $25. We’re very interested in having the greatest number of shareholders possible. As we say, the ultimate loyalty program is ownership.
Since qualification, we’ve accomplished securing a Transfer Agent, we’re in negotiations for a market maker (necessary to have our stock traded on the OTC QB), we raised some capital (establishing third party validation for our stock price), we’ve filed for DTC (necessary to have our shareholders’ stock transferable into brokerage accounts), gained a thousand more customers, sent out cash and stock (the rebates our members have earned) to thousands of people, and established the basis for a wide audience marketing campaign.

RISK FACTORS
The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.
The company has only recently commenced its planned principal operations.
iConsumer was formed in 2010 and recognized no significant revenues prior to 2016. In the first quarter of 2016, the company experienced positive results from its market testing. This testing was limited in scope and duration. After the positive testing results, the company reduced its marketing expenditures in anticipation of closing on this Offering. Throughout the balance of 2016, and until the date of this offering, its focus has been on preparing a marketing campaign, not member acquisition or revenue growth. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. iConsumer’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of shoppers and the reaction of existing competitors to iConsumer’s offerings and entry of new competitors into the market. iConsumer will only be able to pay dividends on any shares once its directors determine that it is financially able to do so.
The company depends on one source of revenue.
The company is completely dependent on online shopping. If this market were to cease to grow, or to decrease, for reasons that may include economic or technological reasons (including, for example, recessions or loss of confidence in online commerce due to hacking) the company may not succeed. The company’s current customer base of members is very small, having just begun operations, and the company will only succeed if it can attract a significant number of customers.
The company’s current customer base of retailers and advertisers (to whom it provides advertising and loyalty services) numbers approximately 1,800. The company will only succeed if these retailers choose to continue to do business with iConsumer. They may choose to stop doing business with the company for reasons in or out of control of the company. There are no contractual requirements binding the retailer or advertiser to continue a relationship.
The company is depending on the incentive of ownership in the company to attract customers.
iConsumer is using the prospect of ownership in the company and the ability to share in its success as an incentive to use the company’s products. If potential consumers do not find this a compelling reason to use iConsumer as opposed to its competitors, the company will have no unique selling proposition to distinguish it from its competitors. This incentive requires that potential shareholders be able to ascertain the value of their ownership, which may be hard or impossible to do. The amount of the incentive is calculated based upon a consumer receiving ownership valued at $1 for each dollar of cash back earned by the consumer. This calculation may need to change, up or down, due to market or other forces.

The value of the ownership earned by consumers is a non-cash expense to the company.
This non-cash expense will depress earnings for the foreseeable future. This may affect the price future prospective shareholders are willing to pay for the stock. The company’s financial projections assume that there is a tax benefit to this non-cash expense. If that assumption is false, the company will have a larger tax liability than anticipated. The company anticipates recording the cost of the incentive compensation at the last public price paid for its stock. If there is no price quoted publicly, the company will need to use other valuation methodologies.
The company’s operations are reliant on technology licensed from a related company.
iConsumer’s operations are run on technology licensed from Outsourced Site Services, LLC (“OSS”), a company under common control, pursuant to an Amended and Restated License Agreement dated May 25, 2016 (the “License Agreement”), which is summarized under “Interest of Management and Others in Certain Transactions.” iConsumer pays OSS a license fee for the use of this technology, and it is the intention of Robert Grosshandler, who controls both companies, to reduce the fee over time, as described in “Management’s Discussion and Analysis.” Changes in the license fee will impact the company’s expenses and net revenue. Since Mr. Grosshandler controls both companies, and will continue to control iConsumer after this offering, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price (whether at market rate, or above or below market rate) it pays for the license.
A related company provides operational and other services, which eventually the company will have to pay for at market rates.
The company’s personnel and other operational support such as web hosting, site maintenance, customer support, retailer support and marketing are currently provided by OSS, pursuant to the License Agreement, as described in “Interest of Management and Others in Certain Transactions.” The company will eventually have to pay its own personnel and perform these functions itself, or outsource them to other providers. This may have the result of increasing the company’s expenses. The current arrangement also means that the financial results of the company in its early stages of operations are unlikely to be a good indicator of future performance.
The company depends on a small management team.
The company depends primarily on the skill and experience of three individuals, Robert Grosshandler, Melinda Moore, and Sanford Schleicher. If the company is not able to call upon any of these people for any reason, its operations and development could be harmed.

The company is controlled by its officers and directors.
Robert Grosshandler currently holds all of the company’s voting stock, and at the conclusion of this offering will continue to hold all of the company’s common stock. Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.
Competitors may be able to call on more resources than the company.
While the company believes that its approach to online bargain shopping is unique, it is not the only way to attract users. Additionally, existing or new competitors may replicate iConsumer’s business ideas (including the issuance of shares to users) and produce directly competing offerings. These competitors may be better capitalized than iConsumer, which might give them a significant advantage, for example, in surviving an economic downturn where shoppers pull back. Competitors may be able to use their greater resources to provide greater rebates or cashback to consumers, even to uneconomic levels that iConsumer cannot match.
There are logistical challenges involved in the management of large numbers of shareholders.
iConsumer’s business plan is based upon using share ownership as a way to attract online shoppers to its services, and the more it succeeds in doing so, the larger the number of shareholders it will have to manage. The need to address shareholder concerns with respect to recording of ownership, transfer and communications with shareholders may take up a disproportionate amount of management time.
Cash back customers are demanding and aggressive.
Companies such as iConsumer attract customers who enjoy pushing the limits in order to maximize their cash back and stock compensation. This aggressive buying behavior can turn into fraudulent behavior against iConsumer or its partners. The company will need to manage this risk and behavior. Doing so may take up a disproportionate amount of management’s time. This behavior may have unknown financial exposure for iConsumer.
There is no current market for the preferred stock.
There is no formal marketplace for the resale of the company’s preferred stock. The shares may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral, or be able to hold the stock in a traditional brokerage account. Without a market for the preferred stock, it may be impossible for member-shareholders to be able to value their stock, reducing or eliminating the value of the stock as an incentive.

DILUTION
Dilution means a reduction in value, control or earnings of the shares the investor owns.
Immediate dilution
An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.
The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders for pre-financing shares of $0. Investors who participated in the first tranche of this offering paid $.045 per share. Investors in this tranche will pay $.09 per share. It reflects all transactions since inception (including the Recapitalization and Exchange effected in July 2015 and discussed in more detail in “The Company’s Business”), establishing a net tangible book value deficit of $(57,614) or $(0.000288) per share as of December 31, 2015. It also reflects an unaudited net tangible book value deficit of $(491,880) as of June 30, 2016 which includes an adjustment for the investment received at first closing in December, 2016. Net tangible book value is calculated as tangible assets less tangible liabilities. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders and earlier investors than just including such transactions for the last 12 months, which is what the SEC requires. The table then gives effect to the sale of shares at: A) the minimum number of shares issued, B) the mid-range number of shares issued, C) the maximum number of shares issued.

	Minimum Raise	Mid-Range Raise	Maximum Raise
Price per Share	$0.09	$0.09	$0.09
Shares Issued	55,556	10,000,000	20,583,056
Capital Raised	$5,000	$900,000	$1,852,475
Less: Offering Costs	$(450)	$(90,000)	$(200,000)
Net Offering Proceeds	$4,550	$810,000	$$1,652,475
Net Tangible Book Value Pre-Financing (6/30/16)	$(491,880)	$(491,880)	$(491,880)
Increase to Net Tangible Value from First Closing	$147,525	$147,525	$147,525

Net Tangible Book Value Post-Financing	$(339,805)	$465,645	$1,308,121

Shares Issued and Outstanding Pre-Financing (6/30/16)	200,000,000	200,000,000	200,000,000
Shares Issued at First Closing	3,278,333	3,278,333	3,278,333
No-fee Shares Earned & Issued to Members (12/31/16)	2,462,942	2,462,942	2,462,942
Post-Financing Shares Issued and Outstanding	205,796,831	215,741,275	226,324,331

Net tangible book value per share prior to offering / post First Closing	$(0.0017)	$(0.0017)	$(0.0017)
Increase/(Decrease) per share attributable to new investors	$0.0000	$0.0039	$0.0075
Net tangible book value per share after offering	$(0.0017)	$0.0022	$0.0058
Dilution per share to new investors	$0.0917	$0.0878	$0.0842

The table reflects past issuances to customers on a no-fee basis, which commenced after the first closing of this offering. It does not reflect future issuances to customers on a no-fee basis. Any no-fee issuances to customers will further dilute investors in this Offering.
Future dilution
Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s members, employees, or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, compensation to members, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends; early stage companies such as iConsumer do not pay dividends for some time and iConsumer does not anticipate paying dividends).
The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.
An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●
In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only1.3% of the company but her stake (at least on paper) is worth $200,000.

●
In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS
Plan of Distribution
The Offering Statement filed with the Commission covers the offer and sale of preferred shares to:
●	New investors in the company who will pay cash for their investments; and

●
Members of the company (shoppers who use the company’s website) who will be awarded preferred shares in reward for using iConsumer’s services and to encourage them to shop more through iConsumer and urge their friends to do the same. Members will earn shares of the company based on the amount of shopping rebates they earn. Members may also earn shares as incentive for other activities, including, but not limited to, signing up to become a member. The issuance of shares to members in exchange for their activities is a “sale” of shares under securities law, and thus must be registered with the SEC or made in reliance on an exemption from registration, such as Regulation A. This Offering Circular therefore covers the issuance of 75,000,000 preferred shares to members. The company will not receive cash from the issuance to members; the cash accounted for in “Use of Proceeds” will come from new investors. As of December 31, 2016 the company had transferred 2,462,941.89 shares to the transfer agent to reflect the earnings of 1,632 members.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE ISSUANCE OF SHARES TO MEMBERS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.
The cash price per share of Series A Non-Voting Preferred Stock is $.09 ..
The minimum investment is $25.
As the Company closed over $100,000 in cash sales to new investors in December, 2016, it has begun to issue no-fee shares to iConsumer members.
The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through social media and posting the company’s Offering Circular or “testing the waters” materials on an online investment platform.

The company may also utilize other online investment platforms, which may have different financial arrangements and costs.
The company is offering its securities in all states other than Texas, Florida, Arizona and North Dakota. In the event the company makes arrangements with a broker-dealer to sell into these states, it will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.
No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.
Investors’ Tender of Funds After the Offering Statement has been re-qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the preferred shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing”. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales. It has only a limited amount of cash on hand, but the License Agreement with OSS provides that OSS will be responsible for much of the company’s operations as set out in “Interests of Management and Others in Certain Transactions.”
Processing of Subscriptions
You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).
The company has agreed to pay Issuer Direct Corp., a technology and escrow service provider, an escrow fee of $995. Additionally, the company will pay Issuer Direct Corp. $1.00 per transaction processed for investments under $250, $2.00 per transaction for investments under $500, and $3 for investments $500 and greater. In addition, the company will pay Issuer Direct Corp (i) $2 per domestic investor for anti-money laundering check ($65 for international investors), and (ii) any applicable fees for fund transfers (ACH $1.50, wire $25). Direct Transfer, LLC, an affiliate of Issuer Direct Corp., will serve as transfer agent to maintain stockholder information on a book-entry basis and will charge $2.50 for a new cash shareholder who invests less than $1,000, $5.00 for new cash shareholder who invest $1,000 or more, and $1.50 for each new no-fee shareholders. If each investor were to invest a subscription amount of $200.00 for the Offering per investor, the company estimates the maximum fee that could be due to Issuer Direct Corp. for the aforementioned fees would be $64,837 if it achieved the maximum offering proceeds.
The company may also engage additional broker-dealers to perform administrative functions, who may have different financial arrangements and costs.

USE OF PROCEEDS TO ISSUER
Assuming the Maximum Offering amount is raised, the net proceeds of this offering to the issuer, after expenses of the offering (payment to Issuer Direct Corp. LLC, professional fees and other expenses) will be approximately $1,652,000. All cash proceeds will be derived from the sale of preferred shares to new investors as opposed to the issuance of preferred shares to members.
If iConsumer receives the maximum proceeds under this offer, it plans to use these proceeds as follows:

●	Marketing expenses in the amount of approximately $1,252,000.
●	Expenses for website development in the amount of approximately $200,000.

Approximately $200,000, or 12% of the net proceeds assuming the maximum amount offered is raised, has not been allocated for any particular purpose.
Because the offering is a “best efforts” offering, iConsumer may close the offering without sufficient funds for all the intended purposes set out above. In that event it will “bootstrap” its expenses and only spend funds on marketing and website development when it has revenues to do so.
The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS
Overview
The company was founded in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to beginning its online bargain shopping operations it acted as a marketing agent for iGive.com, an affiliated company, attracting online traffic and directing it to iGive.com. In July 2015, it executed a recapitalization and exchange with its sole stockholder, Robert Grosshandler, exchanging the existing outstanding Class A Common Stock, all of which was held by Mr. Grosshandler, for newly reclassified Common Stock and Preferred Stock. In January, 2016 it began testing of a series of new offers and promotions. From these exploratory efforts, the company gained approximately 11,000 members (customers) and began to generate revenue. Through June 30, 2016 it generated unaudited revenues of $328,478, and incurred a loss of $434,266.
Principal Products and Services
The company is an online bargain shopping (cash back rebates and coupon shopping) company that makes money by driving consumers to retailers so that they can take advantage of coupons and cash back rebate offers for products and services displayed on its site and by the retailers. The company is paid by participating merchants when iConsumer members click on those offers and when iConsumer members reach participating merchants’ sites via iConsumer, and make purchases there.
The company launched its online bargain shopping services to the general public on June 19, 2015.
Market
The company’s target market encompasses all online shoppers, with the initial target being those shoppers located in the United States. The company’s direct competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the initial target of the company’s marketing efforts.
The company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The initial marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. After establishing this beachhead, the company intends to use its own members to spread the word about the advantages of the company’s offering.
A further source of potential customers is the people who have expressed interest in the company’s offering of shares through this Offering.

Competition
The company’s competitors include eBates, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, swagbucks, and Mainstreetshare. iConsumer offers the same ability to save money shopping by offering coupons and cashback rebates but differentiates itself by additionally offerings its members the ability to “earn” ownership in the company through the acquisition of shares. This further incentivizes members to prefer iConsumer’s offering and to encourage their friends to do the same.
Participating Merchants
Through an agreement with OSS, iConsumer represents over 1,700 retailers, providing cash back and coupon based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated company.
Research and Development
The company is licensing technology developed by its affiliate OSS and has not yet made any expenditures on research and development.
Employees
The company has no directly paid employees at present. While Messrs. Grosshandler and Schleicher currently work full-time on developing the company’s business, its management is provided by the affiliated company OSS, as described in “Interest of Management and Others in Certain Transactions.”
Intellectual Property
iConsumer has a copyright in its web site, applications, and other computer software. It has received trademark registrations for iConsumer, the logo, and related marks. The technology upon which the company is relying for its operations is owned by OSS, and licensed to iConsumer.
Litigation
The company is not involved in any litigation.
THE COMPANY’S PROPERTY
The company does not own any real estate or significant real assets. The company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected on the company’s financial statements. The value of these assets is not reflected in the financial statements.

MANGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The company is in the very earliest stages of development. Operations prior to January 2016 produced minimal revenues. Unaudited revenues through June 30, 2016 were $328,477.90.
The company earns revenues through royalties and advertising on its website and earns revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The company recognizes revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Insignificant revenues have been earned or recognized for the years ended December 31, 2015 and December 31, 2014.
Measurable revenue from operations began in January 2016. The company anticipates that revenues throughout 2016 will vary widely each month, as it refines its marketing and promotional offers. Beginning in June 2015, the company began to earn commission revenue by directing customers to participating retailers.
In August, 2016 the company engaged a full-service marketing agency to prepare a launch of the brand in anticipation of qualification before the start of the Christmas holiday shopping season. Deliverables from this engagement included new branding, site redesign, and marketing collateral.
During the third quarter of 2016 the company launched the second generation of its mobile apps for Apple IOS and Android. It also launched an updated version of the iConsumer Button for Chrome, Safari, Firefox, Internet Explorer, and Microsoft Edge.
The primary factors affecting gross income are the number of users of the company’s services (members), the amount each member spends and the amount spent on marketing to attract those members. The amount spent on marketing is likely to be larger in relation to the number of members in the earlier days of operations, decreasing as the number of members grows.
The provisions of the License Agreement with OSS will significantly affect the company’s financial results. As described in “Interest of Management and Others in Certain Transactions,” the company will pay 20% of its gross revenues to OSS for the license of the software on which its operations rely and other support services, or 5% of its gross revenues if it uses the software and not other services from OSS. In the event the company decides to provide for itself the support services provided by OSS, the company’s gross margins and profitability are likely to change.
Results of Operations
Through June 30, 2016 merchant commissions accounted for 100% of the company’s revenues of $328,477.90. The company’s cost of goods consists of the rebates (cash and stock) earned by its members for making the purchases that generated those revenues.
The company has two major expenses reflected on the June 30, 2016 unaudited statements. The first is marketing expense. The company prepares and launches marketing campaigns that utilize paid media (e.g. Facebook, Google Adwords, and other sites). It incents third parties to promote iConsumer utilizing cash and stock. It incents members to join iConsumer using cash and stock. It further incents members to recruit members utilizing cash and stock.
As of First Closing, the Offering is successful. Therefore, expenses incurred to promote this Offering are charged against shareholder’s equity, in accordance with appropriate FASB and SEC rules, as outlined in the accompanying Statement of Operations.
Of the $407,127 in marketing expense, $229,534 was in the form of preferred stock, a non-cash item. The stock was valued at $0.045 per share, the price paid by third party purchasers in the portion of this offering that closed in December, 2016.
The second major expense is the fee owed to Outsourced Site Services, LLC (OSS). This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns. and the overhead of managing the network of 1,700 retailers are borne by OSS. The expense for the six months ended June 30, 2016 was $65,696, and is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.
Plan of Operations
Overview
The company launched on June 19, 2015. At that time its suite of services, technical offerings (e.g. web site, apps), and depth and breadth of participating retailers were fundamentally feature and function complete and approached parity with the company’s competition.

The company believes that feature and function parity is necessary, but not sufficient, for it to succeed. Attracting and retaining a large number of members (people who use the iConsumer services and offerings to shop at participating retailers) is the single most important goal.
Marketing is the linchpin in attracting members. Fundamental to the company’s marketing plan is the ability to offer and deliver tradeable stock in the company as incentive and reward for participation. For the company stock to have power as an incentive, the member needs to be able to determine the value of that stock. The best way to do that is to have third-party investors pay cash for stock, through this offering, in the secondary market, or in other offerings.
The company will commence full-scale marketing operations upon the successful raising of capital under this Offering. The raise of capital from outside investors will create a reference point that members can refer to when receiving stock as an incentive.
The company has reached milestones in its development as follows:
The company is operational, has raised $147,525 in the offering so far and has already taken the following steps:
1)	iConsumer Web Site launch and rebranding
2)	Data integration with retail partners
3)	Data integration with advertising partners
4)	“Shareholder Academy” launch
(This is a site owned and operated by iConsumer, reachable at www.ShareholderAcademy.com. It contains information about iConsumer, and equity crowdfunding in general.)
5)	Facebook data integration
6)	Twitter data integration
7)	Member reporting
8)	Customer support testing and training
9)	Marketing tool integration
(The company uses third party tools to market and test campaigns.)
10)	Strategic public relations campaign – design and test
11)	Tactical public relations campaign – design and test
12)	Test Facebook ad campaign
13)	Test Google search campaign
14)	Test Google /others display ad campaign
15)	Member cash back fulfilment

(Members earn cash rebates by shopping at participating stores, in addition to earning stock in iConsumer. Those rebates must be transmitted to members. Fulfilment may be in the form of checks, Paypal, or ACH transfers.)

16)	Amazon data integration

17)	Internal reporting, A/R collections, Member Support
After approximately three months from receipt of funds from first Closing):

1)	Create full scale marketing/advertising campaign
	a.	Facebook
	b.	Google search
	c.	Google display
	d.	Retargeting /remarketing
	e.	Others
2)	Create full scale PR campaign
3)	Launch revamped Android /IOS and browser apps
4)	Pursue listing on OTC QB market (DTC / DWAC qualifications)

After receipt of funds totaling at least $500,000:

1)	Begin web site revamp
2)	Launch full scale marketing campaign, including PR, designed to raise the balance of the offering and attract new customers.
Prior to Initial Qualification of the Offering The company has developed and tested marketing messages to attract customers and partners. Efforts include public relations, Facebook advertising, remarketing, and Google search advertising. These built upon previous mentions in Forbes, INC Magazine, StackingBenjamins.com, Cashbackwatch, and others. This effort has resulted in a steady small stream of traffic and new members.
The traffic generated by these marketing test efforts also allows the company to test its systems and procedures. In the approximately twelve months since launch, we’ve confirmed that our consumer-facing offerings are working as planned. Our data integration with retailers and advertisers is working.
As part of the testing and research, the company determined that supporting its target audiences economically required a substantial investment in supporting materials. To that end, it created and launched Shareholder Academy (http://shareholderacademy.com).

Operations after Qualification
The offering was first qualified by the SEC on September 29, 2016.The company began to use its website to raise capital from third party investors. The company commenced a marketing campaign to support that effort, focused primarily on individuals who have exhibited an interested in investing and crowdfunding products.
Operations after First Closing
The company had established a minimum raise of $100,000. It believes that establishing that third party investors were willing to pay cash to invest in iConsumer was important to its marketing message to prospective customers.
The Company had its first closing in December, 2016 and raised $147,525. The company will expend that raise, less the costs of the fund raising, on designing and launching marketing efforts designed to increase membership. It will also begin the process to rollout revamped and improved mobile offerings (Android and IOS apps). It has begun the process to enable it to be quoted on the OTC QB marketplace. While the company cannot guarantee liquidity for investors, it believes that being quoted is a necessary precursor to having a liquid market for shareholders.
Operations after receipt of at least $500,000 in funds
The company is seeking to raise a total of $2,000,000 under this offering, of which it has already closed upon $147,525. Upon receiving at least $500,000, it will increase its marketing efforts to raise the balance of the offering, and repay any monies advanced by OSS on behalf of iConsumer (primarily organizational and marketing costs).
The company’s marketing efforts are focused on building its membership base quickly. The company forecasts that it will be cash flow neutral at about the 250,000 member level. Depending upon the speed of success of its marketing efforts, the company may need to raise additional capital.
Liquidity and Capital Resources
As of the date of this Offering Circular, iConsumer has a low level of liquid assets. The company is completely dependent on the proceeds from this offering and support from affiliated companies to execute its plan of operations. The company has no debt, outside of its obligations to remit earned cash back to members when due, and no obligations to make any capital expenditures. The company has no bank lines or other financing arranged.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
The company’s officers and directors are as follows. Both are occupied full-time on the company’s business, but are employed by an affiliate of the company as described in “The Company’s Business – Employees.” The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	61	Indefinitely from December 2010
Sanford David Schleicher	Chief Technology Officer	49	Indefinitely from April 2015
Directors
Robert Grosshandler		61	Since December 2010

Robert N. Grosshandler, President
Robert Grosshandler has been President of the company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGive from that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr.Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993.In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.
Sanford Schleicher, Chief Technology Officer
Mr. Schleicher is Chief Technology Officer, which position he has held since April 2015 and in that capacity he oversees engineering, production and development. From 2009 to the present date he was the Chief Technology Officer of iGive. As CTO, he is responsible for all technology R&D as well as platform operations. Prior to joining iGive.com, Mr.Schleicher was Director of Engineering of Onebox Solutions, and before that Director of Research and Development of Call Sciences which he joined in early 2001, when Call Sciences purchased Vocal Link, a company Mr. Schleicherco-founded in 1997. Prior to Vocal Link, he worked at Quantra Corporation. Previous professional experience includes Baxter Healthcare Inc. and Price Water house. Mr.Schleicher holds an Engineering Degree in Computer Science from the University of Illinois in Champaign/Urbana.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler and Mr. Schleicher are compensated by OSS and their services are provided to iConsumer under the License Agreement. See “Interest of Management and Others in Certain Transactions.”
In the future the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition, as discussed in “Management’s Discussion and Analysis.” The company may choose to establish an equity compensation plan for its management and other employees in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS
The following table sets out, as of December 31, 2016, the non-voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 Direct ownership	N/A	100%
Series A Non-Voting Preferred Stock	Robert N. Grosshandler	39,000,000 Direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	37%
	Sanford D. Schleicher 2724 Simpson Street Evanston, IL 60201	12,000,000 Direct ownership; 4,000,000 Dehne Trust #1 beneficial ownership; 4,000,000 Dehne Trust #2 beneficial ownership	N/A	19%

INTEREST OF MANGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
Software License and Services Agreement with Outsourced Site Services
The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 18 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler and Sanford Schleicher.
These services are provided pursuant to an Amended and Restated Software License and Services Agreement dated May 25, 2016, between OSS and the company (the “License Agreement”). Under the License Agreement, the company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS.
Both iGive and OSS are 100% owned by Robert Grosshandler.

SECURITIES BEING OFFERED
iConsumer’s authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 300,000,000 shares of preferred stock, $0.001 par value per share, 250,000,000 of which preferred stock have been designated Series A Non-Voting Preferred Stock. As of December 31, 2016 there were 100,000,000 shares of iConsumer’s common stock outstanding, held by one stockholder of record, and 105,741,275 shares of Series A Non-Voting Preferred Stock outstanding, held by 1,676 stockholders of record. The company’s board of directors is authorized, without stockholder approval, to issue additional shares of capital stock.
The shares being offered to investors are Series A Non-Voting Preferred Stock of iConsumer. The rights of holders in the Series A Non-Voting Preferred Stock are different from the rights of the holders of the company’s common stock.
The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s amended and restated certificate of incorporation and amended and bylaws and the Certificate of Designations for the Series A Non-Voting Preferred Stock, copies of which have been filed with the SEC as Exhibits 2 and 3 to the Offering Statement of which this Offering Circular is a part. For a complete description of iConsumer’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws, to the Certificate of Designations and to the applicable provisions of Delaware law.
Series A Non-Voting Preferred Stock
Dividend Rights
Series A Preferred Stock will receive dividends, in preference to the holders of common stock and any other capital stock, when and as dividends may be declared from time to time by the board of directors out of legally available funds. While any shares of Series A Preferred Stock are outstanding, no dividends can be paid or declared, and no distribution can be made, until all accrued and unpaid dividends have been paid or declared and set apart.
Voting Rights
The Series A Preferred Stock have no voting rights except as required under law.
Right to Receive Liquidation Distributions
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the company’s affairs, a holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment may be made to any holders of Junior Stock: (1) the liquidation preference equal to the amount paid per share at the time of original issue (for example, in this offering); and (2) the amount of any accrued and unpaid dividends, if any, prior to such distribution or payment date. If the assets of the company are insufficient to pay all holders of Series A Preferred Stock, the amounts to be distributed will be reduced in proportion to the amounts they would be entitled.

Investors should note that since the prices to be paid for the preferred stock will vary as described in “Plan of Distribution,” the amounts to be received upon liquidation will also vary.
Rights and Preferences
The Series A Preferred Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock, except as outlined below.
Additional Rights for first tranche of Series A Preferred Stock sold
Pursuant to the Subscription Agreement and Investor Rights Agreement that was executed with respect to the initial sale of shares in this Offering, early investors (the “Initial Tranche”) were granted anti-dilution protection as follows: If, within two years of the last closing of the sale of the Initial Tranche, the company issues more than $250,000 of Class A Stock, as a part of this Offering or otherwise, at a price per share less than that paid for shares in the Initial Tranche, the company will issue additional shares of Class A Preferred Stock to the Initial Tranche investors such that they will hold the number of shares they would have received if they had paid that lower price.
As of January 15, 2017, the Initial Tranche is complete. Therefore, investors buying shares after that point will not have the benefit of the additional rights set out above. The Subscription Agreement that will be signed as a condition to investing in this Offering appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.
Common Stock
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of iConsumer’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.
Voting Rights

Each holder of iConsumer’s common stock is entitled to ten votes for each share on all matters submitted to a vote of the stockholders, including the election of directors. The company’s stockholders do not have cumulative voting rights in the election of directors.
Right to Receive Liquidation Distributions
In the event of iConsumer’s liquidation, dissolution or winding up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of iConsumer’s common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the company’s common stock. The rights, preferences and privileges of the holders of the company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of the company’s Series A Non-Voting Preferred Stock and any additional classes of preferred stock that the company may designate in the future.
Transfer Agent and Registrar
The company has appointed Direct Issuer as its transfer agent.

iConsumer Corp.
A Delaware Corporation
Financial Statements and Independent Auditor’s Report
December 31, 2015 and 2014

iConsumer Corp.

Page

INDEPENDENT AUDITOR’S REPORT	F-3–F-4

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Balance Sheets	F-5

Statements of Operations	F-6

Statements of Changes in Stockholders’Equity (Deficit)	F-7

Statements of Cash Flows	F-8

Notes to Financial Statements	F-9–F-15

F-2

To the Board of Directors of
iConsumer Corp.
Evanston, Illinois
Report on the Financial Statements
We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheet as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the 2015 financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2015, and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.

Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not generated significant revenues or profits since inception, and has sustained significant cumulative losses. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.
Other Matter - Prior Period Financial Statements
The financial statements of iConsumer Corp. as of December 31, 2014, were audited by other auditors whose report dated August 27, 2015, on those statements included an emphasis-of-matter paragraph that described the conditions that raised substantial doubt about the Company’s ability to continue as a going concern, discussed in Note 4 to the financial statements.

/S/ Wipfli LLP

July 7, 2016
Minneapolis, MN

iConsumer Corp.
BALANCE SHEETS
Years Ended December 31, 2015 and 2014

	2015	2014
ASSETS
Current Assets
Cash	37	0
TOTAL ASSETS	37	0
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current Liabilities
Member Cash Back Payable	937	0
Preferred Stock Distributable	937	0
Total Current Liabilities	1,875	0
Non-Current Liabilities
Due to Related Parties	55,776	3,211
Total Non-Current Liabilities	55,776	3,211
Total Liabilities	57,651	3,211
Stockholders' Equity (Deficit)
Class A Common Stock, 1,000,000 authorized, $0.001 par, converted to Common Stock as of July 6, 2015	0	1,000
Class B Common Stock, 1,000,000 authorized, $0.001 par, converted to Preferred Stock as of July 6, 2015	0	1,000

Common Stock, 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding AT December 31, 2015	100,000	0
Series A Non-Voting Preferred Stock, 250,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2015	100,000	0
Paid in Capital	(200,000)	(2,000)
Accumulated Deficit	(57,614)	(3,211)
Total Stockholders' Equity (Deficit)	(57,614)	(3,211)
TOTAL LIABILITIES &STOCKHOLDERS’ EQUITY (DEFICIT)	37	0

iConsumer Corp.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2015 and 2014

	2015	2014
Revenues:
Commissions from Merchants	1,177	0
Royalties	0	250
Total Income	1,177	250

Cost of Goods Sold
Member Cash Back Expense	937	0
Total	937	0

Gross Profit	239	250

Operating Expenses
Accounting	1,800	0
Bank Service Charges	63	0
Hosting Fees	0	250
Legal Fees	51,607	915
Marketing	937	0
Royalties	235	0
Total Operating Expenses	54,643	1,165

Net Loss	(54,403)	(915)

iConsumer Corp.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2015 and 2014

	Class A Common Stock		Class B Common Stock		Common Stock		Preferred Stock
	Number of Shares	Amount Par $.001	Number of Shares	Amount Par Amount Par $ .001 nbsp;.001	Number of Shares	Amount Par $.001	Number of Shares	Amount Par $.001	Additional Paid-In Capital (Deficit)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance at January 1, 2014	1,000,000	$1,000	1,000,000	$1,000	-	$-	-	$-	$(2,000)	$(2,296)	$(2,296)

Net Loss										$(915)	$(915)
Balance at December 31, 2014	1,000,000	$1,000	1,000,000	$1,000	-	$-	-	$-	$(2,000)	$(3,211)	$(3,211)

Reclassification	1,000,000	$(1,000)	1,000,000	$(1,000)	100,000,000	$100,000	100,000,000	$100,000	$(198,000)
Net Loss										$(54,403)	$(54,403)
Balance at December 31, 2015	-	$-	-	$-	100,000,000	$100,000	100,000,000	$100,000	$(200,000)	$(57,614)	$(57,614)

iConsumer Corp.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2015 and 2014

	2015	2014
OPERATING ACTIVITIES
Net Loss	(54,403)	(915)
Adjustments to reconcile net income to net cash provided by operations:
Accrued Accounts Payable	(1,184)	0
Increase in Due to Related Party	53,749	915
Member Cash Back Payable	937	0
Preferred Stock Distributable	937	0
Net cash provided by Operating Activities	37	0

Net cash increase for period	37	0

Cash at beginning of period	0	0

Cash at end of period	37	0

NON CASH SUPPLEMENTAL INFORMATION:
Conversion of Class A and Class B Common Stock to Common Stock and Preferred Stock	198,000	0

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014
NOTE 1: NATURE OF OPERATIONS
iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware. The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google. On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers. As of December 31, 2015, it had not generated significant revenue. In the years preceding the commencement of its planned principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines. Additionally, the Company’s activities since inception have consisted of formation activities and preparations to raise additional capital as described in Note 6. The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to fully operationalize the Company’s planned operations.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).
The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.
The Company adopted the calendar year as its basis of reporting.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash Equivalents
Cash equivalents can include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. There are no accounts receivable or associated allowances for doubtful accounts established as of December 31, 2015 or 2014.
Property and Equipment
The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of December 31, 2015 or 2014.
Fair Value of Financial Instruments
The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. There were no financial instruments outstanding as of December 31, 2015 or 2014.
Concentrations of Credit Risks
The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.
Revenue Recognition
The Company earns revenues through commissions, royalties, and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Insignificant revenues have been earned or recognized for the year ended December 31, 2015 and 2014.
Offering Costs
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholder’s equity upon the completion of an offering or to expense if the offering is not completed. The Company anticipates significant offering costs in connection with the Proposed Offering discussed in Note 6. Any offering costs incurred prior to December 31, 2015 have been expensed.
Income Taxes
The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. At December 31, 2015 and 2014, the Company had deferred tax assets related to net operating loss carryforwards (NOL). Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2015 or 2014. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2015 and 2014, the Company recognized no interest and penalties.
The Company is required to file U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each year 2010-2014 during July 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year. The Company believes it is in compliance after filing these returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for the year 2015.
Reliance on Related Party
The Company currently has a software license and service agreement with a related party (see Note 5) and has all of its expenses paid by the related party. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.
NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)
As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock were issued and outstanding.
The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including: dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.
The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulates the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transfers, assigns, delivers, and surrenders to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization, and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.
NOTE 4: GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that commenced principal operations in June, 2015, has not generated meaningful revenues or profits since inception, and has sustained net losses of $54,403, and $915 for the years ended December 31, 2015 and 2014, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Proposed Offering described in Note 6. It plans to incur significant costs in pursuit of its Proposed Offering. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 5: RELATED PARTIES
Prior to June 19, 2015, including the years ended December 31, 2014 and 2013 and earlier, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer Corp. became responsible for its own costs, or enter into a formal agreement with the either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. Among the terms of the License Agreement, the Company’s operations will be run on technology licensed from OSS and OSS will provide the Company with certain support services, as defined in the License Agreement. For the use of these services and technology, the Company agrees to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS. Since OSS is under common control of Robert Grosshandler, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.
As of December 31, 2015 and 2014 the Company owed $55,776 and $2,027, respectively to the Related Parties for expenses paid on the Company’s behalf since inception.
NOTE 6: PROPOSED OFFERING
Subsequent to December 31, 2015, the Company began pursuing an offering (“Proposed Offering”). The Proposed Offering calls for the Company to offer for sale under Regulation A $2,000,000 of its Class A Non-Voting Preferred Stock at a to be determined price between $0.01 and $2.00 per share. Sales of these securities are expected to commence during 2016. The Company expects to incur costs of up to $75,000 related to the Proposed Offering.
There is presently no secondary market for Company’s stock and therefore the Company cannot guarantee that its securities will ever be tradeable on an exchange or have any other liquidity. This offering is not yet finalized nor qualified by the Securities Exchange Commission (SEC) and is subject to changes. These financial statements should not be relied upon as a basis for determining the terms of the Proposed Offering as this information may not be current or accurate relative to the final terms of the Proposed Offering.
NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS
In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of December 31, 2015.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.
Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.
NOTE 8: GOVERNANCE
On July 6, 2015 the Company revised and/or added to the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.
On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.
NOTE 9: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS
The Company, in order to attract members (customers), is offering customers and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities. This equity may be earned in exchange for, amongst other activities, becoming a customer, recruiting other customers, and utilizing the Company’s services to earn cash back on purchases at participating retailers.

Through its proposed offering (see Note 6), the Company anticipates that the equity earned will be Preferred Class A. The Company will not receive cash for any such equity earned. The Company is valuing this equity at $.09 per share. This valuation is the expected per share price to be received by the Company if its proposed offering is successful. Equity distributed under this program will be dilutive to existing shareholders. If this marketing program is successful, the Company anticipates that significant dilution may result.
There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.
The Company has not yet distributed any equity under this marketing program. If the Company is unable to overcome these hurdles, and thus not be able to use its equity as part of the marketing program, it may have to find substitute compensation of equivalent value.
The Company recognizes the cost of this program as a marketing expense. It has accrued $937 as of December 31, 2015 to reflect this expense.
NOTE 10: SUBSEQUENT EVENTS
In January, 2016 the Company’s operations began to generate significant revenue and membership activities when compared to prior years.
In March, 2016, the Company filed a SEC 1-A for its planned Regulation A offering.
In April, 2016 the Company received oral comments from the SEC regarding its offering. The Company anticipates amending its filing to reflect those comments on or before July 8, 2016.
The Company has evaluated subsequent events through July 7, 2016, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

iConsumer Corp.
A Delaware Corporation

Unaudited Financial Statements

June 30, 2016

iConsumer Corp.

Page
UNUAUDITED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2016 AND JUNE 30, 2015

Balance Sheets	F-18
Statements of Operations	F-19
Statements of Changes in Stockholder’s Equity	F-20
Statements of Cash Flows	F-21
Notes to Financial Statements	F-22-F-28

iConsumer Corp.
BALANCE SHEET
June 30, 2016 and December 31, 2015

	6/30/2016 Unaudited	12/31/2015 Audited
ASSETS
Current Assets
Checking	0.00	37.00
Total Checking/Savings	0.00	37.00
Other Current Assets
Due from Outsourced Site Services	109,829.00	0.00
Deferred Offering Costs	685.50
Miscellaneous Receivables	24.75
Total Other Current Assets	110,539.25	0.00
TOTAL ASSETS	110,539.25	37.00
LIABILITIES & EQUITY (DEFICIT)
Liabilities
Current Liabilities
Checks Written in Excess of Cash	82,042.06	0.00
Member Cash Back Payable	289,905.75	937.34
Preferred Stock Distributable	230,471.41	937.34
Total Current Liabilities	602,419.22	1,874.68
Non-Current Liabilities
Due to Related Parties	0.00	55,776.24
Total Non-Current Liabilities	0.00	55,776.24
Total Liabilities	602,419.22	57,650.92
Equity
Paid in Capital	-200,000.00	200,000.00
Retained Earnings (Deficit)	-57,613.92	-3,210.80
Stockholder's Equity (Deficit)
Class A Common Stock, 1,000,000 authorized, $0.001 par, converted to Common Stock as of July 6, 2015	0.00	0.00
Class B Common Stock, 1,000,000 authorized, $0.001 par, converted to Preferred Stock as of July 6, 2015	0.00	0.00
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2015	100,000.00	-100,000.00
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2015	100,000.00	-100,000.00
Net Loss	-434,266.05	-54,403.12
Total Equity (Deficit)	-491,879.97	-57,613.92
TOTAL LIABILITIES & EQUITY (DEFICIT)	110,539.25	37.00

iConsumer Corp.
STATEMENT OF OPERATIONS
For six month periods ended June 30, 2016 and June 30, 2015

	6/30/16 Unaudited	6/30/15 Audited
Revenues:
Commissions from Merchants	328,477.90	0.00
Royalties	0.00	0.00
Total Income	328,477.90	0.00
Cost of Goods Sold
Member Cash Back Expense	280,692.32	0.00
Total COGS	280,692.32	0.00
Gross Profit	47,785.58	0.00
Operating Expenses
Accounting	0.00	0.00
Bank Service Charges	353.00	0.00
Hosting Fees	0.00	0.00
Legal Fees	7,697.13	8,763.75
Marketing	407,126.88	0.00
Membership Expenses	1,179.04	0.00
OSS Service Fee	65,695.58	0.00
Total Operating Expenses	482,051.63	8,763.75
Net Loss	-434,266.05	-8,763.75

iConsumer Corp.
STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
For the years ended December 31, 2015, December 31, 2014, and six months ended June 30, 2016

iConsumer Corp.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)
For the periods ended June 30, 2016, December 31, 2015, and 2014
									Additional
	Class A Common Stock		Class B Common Stock		Common Stock		Preferred Stock		Paid-In		Total
	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Capital	Accumulated	Stockholder's
	Shares	Par ..001	Shares	Par ..001	Shares	Par ..001	Shares	Par ..001	(Deficit)	Deficit	Equity (Deficit)

Balance at December 31, 2014 (audited)	1,000,000	$1,000	1,000,000	$1,000	-	$-	-	$-	$(2,000)	$(3,211)	$(3,211)

Reclassification	-1,000,000	$(1,000)	-1,000,000	$(1,000)	100,000,000	$100,000	100,000,000	$100,000	$(198,000)
Net Loss										-54403.12	-54403.12
Balance at December 31, 2015 (audited)	-	$-	-	$-	100,000,000	$100,000	100,000,000	$100,000	$(200,000)	$(57,614)	$(57,614)

Net Loss										-434,266	-434,266
Balance at June 30, 2016 (Unaudited)	-	$-	-	$-	100,000,000	$100,000	100,000,000	$100,000	$(200,000)	$(491,879.97)	$(491,879.97)

iConsumer Corp.
STATEMENT OF CASH FLOWS
For six month period ended June 30, 2016 and June 30, 2015

	6/30/2016 Unaudited	6/30/2015 Audited
OPERATING ACTIVITIES
Net Loss	-434,266	-8,764
Adjustments to reconcile Net Loss
to net cash provided by operations:
Deferred Offering Costs	-685
Other Receivables	-25
Checks Written in Excess of Cash	82,042	-1,184
Decrease in Due to Related Party	-165,605	9,947
Member Cash Back Payable	288,968	0
Preferrred Stock Distributable	229,534	0
Net cash provided by Operating Activities	-37	0
FINANCING ACTIVITIES
Paid in Capital	0	0
Stockholder's Equity:Class A Common Stock	0	0
Stockholder's Equity:Class B Common Stock	0	0
Stockholder's Equity:Common Stock	0	0
Stockholder's Equity:Preferred Stock	0	0
Net cash provided by Financing Activities	-0	0
Net cash increase for period	-37	0
Cash at end of period	0	0

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
For the year ending December 31, 2015 and six month period ended June 30, 2016

NOTE 1: NATURE OF OPERATIONS
iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware. The Company was formed to provide money saving services to consumers through a web site that is designed to be searchable and discoverable by Google. On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers. As of December 31, 2015, it had not generated significant revenue. In 2016 however, the Company has seen a significant change in revenues compared to 2015. In the years preceding the commencement of its planned principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines. Additionally, the Company’s activities since inception have consisted of formation activities and preparations to raise additional capital as described in Note 6. The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to fully operationalize the Company’s planned operations.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).
The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.
The Company adopted the calendar year as its basis of reporting.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash Equivalents
For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no accounts receivable or associated allowances for doubtful accounts established as of December 31, 2015 or June 30, 2016.
Property and Equipment
The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment have been recorded as of June 30, 2016.
Fair Value of Financial Instruments
The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. There were no financial instruments outstanding as of June 30, 2016.
Concentrations of Credit Risks
The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.
Revenue Recognition
The Company earns revenues through commissions, royalties, and advertising on its website and earns revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  The launch of the company’s website has resulted in a significant increase in revenues for six month period ended June 30, 2016 when compared to 2015.
Offering Costs
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholder’s equity upon the completion of an offering or to expense if the offering is not completed. The Company anticipates significant offering costs in connection with the Offering discussed in Note 6. Insignificant offering costs were incurred through June 30, 2016.

Income Taxes
The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. At December 31, 2015, and June 30, 2016, the Company had deferred tax assets of approximately $54,614, and $491,880, respectively, related to net operating loss carryforwards (NOL). Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero.
The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2015. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the year ended December 31, 2015, and the six month period ending June 30, 2016 the Company recognized no interest and penalties.
The Company files U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each year 2010-2014 during July 2015 and subsequently filed the return for 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year. The Company believes it is in compliance after filing these returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.
NOTE 3: STOCKHOLDER’S EQUITY (DEFICIT)
As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock were issued and outstanding.
The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to ten votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.
The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including: dividend preference and liquidation priority with respect to unpaid dividends. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulates the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transfers, assigns, delivers, and surrenders to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retires 1,000,000 Class A Common shares pre-recapitalization and issues 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock post recapitalization.
NOTE 4: GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has commenced principal operations in June, 2015, has not generated meaningful revenues or profits since inception, and has sustained net losses of $54,403, $915 and $375 for the years ended December 31, 2015, December 31, 2014 and 2013, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing from its stockholder and/or third parties, including through the Offering described in Note 6. It plans to incur significant costs in pursuit of its Offering. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 5: RELATED PARTIES
Prior to June 19, 2015, including the years ended December 31, 2014 and 2013 and earlier, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directs traffic to iGive.com (owned and operated by iGive). It shall maintain that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties shall cover all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer web site on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs, or entering into a formal agreement with the either or both of the Related Parties or others.
Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. Among the terms of the License Agreement, the Company’s operations will be run on technology licensed from OSS and OSS will provide the Company with certain support services, as defined in the License Agreement. For the use of these services and technology, the Company agrees to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS. Since OSS is under common control of Robert Grosshandler, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements the Company results of operations may not be indicative of the results that would have occurred it it had operated independently.

As of June 30th, 2016 the Company is owed $109,829 from the Related Parties for revenues collected net of any expenses paid on the Company's behalf since inception.
NOTE 6:  OFFERING

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering calls for the Company to offer for sale under Regulation A $2,000,000 of its Class A Non-Voting Preferred Stock at a price of $.045 per share. Sales of these securities commenced on September 29, 2016, upon qualification by the SEC.  The offering allows for multiple closings.  The first closing occurred in December, 2016.  The Offering is expected to continue throughout 2017.  The Company expects to incur costs of approximately $150,000 related to the Offering.
The Company expects to amend the Offering early in 2017.  It intends to raise the price per share at that time.  Once amended, the Company will cease to accept investments in the Offering until the Offering is qualified again by the SEC.

There is presently no secondary market for Company’s stock and therefore the Company cannot guarantee that its securities will ever be tradeable on an exchange or market or have any other liquidity.  This offering was qualified by the Securities Exchange Commission (SEC) on September 29, 2016.  These financial statements should not be relied upon as a basis for determining the terms of the Offering as this information may not be current or accurate relative to the final terms of the Offering.

The Company has begun the process of having its stock listed on the OTC QB market.  While there is no guarantee that this will occur, the Company believes it will be listed in the first quarter of 2017.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS
In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application was permitted for any annual reporting period or interim period for which the entity’s financial statements had not yet been issued. Upon adoption, entities no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.
Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.
NOTE 8: SUBSEQUENT EVENTS
On September 29, 2016 the SEC qualified the Company’s Offering.  Subsequent to December 1, 2016, the Company did its first closing under the Offering.
The Company has evaluated subsequent events through December 27, 2016, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.
NOTE 9: GOVERNANCE
On July 6, 2015 the Company revised and/or added to the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.
On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 10: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members (customers), is offering customers and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a customer, recruiting other customers, and utilizing the Company’s services to earn cash back on purchases at participating retailers.

Through its offering (see Note 6), the equity earned will be Preferred Class A.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $.045 per share. This valuation is the per share price ($.045) received in the Offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

As of June 30, 2016 the Company had not yet distributed any equity under this marketing program.  In December, 2016 the Company distributed equity under this program to approximately 1,600 customers, who thus became shareholders.

The Company recognizes the cost of this program as a marketing expense.  It has accrued $230,471 as of June 30, 2016 to reflect this expense.

PART III
INDEX TO EXHIBITS
2.1	Amended Certificate of Incorporation*
2.2	Bylaws*
3.1	Certificate of Designations*
4	Form of Subscription Agreement
6.1	Amended and Restated Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 25, 2016*
6.2	2016 Equity Incentive Plan
7	Recapitalization and Exchange Agreement dated July 6, 2015*
8	Form of Escrow Agreement
11	Auditors’ Consent
12	Opinion of KHLK LLP*
13	“Testing the Waters” materials*
* Previously filed

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 18, 2017.
iConsumer Corp.
By	/s/ Robert N. Grosshandler

Robert N. Grosshandler, Chief Executive Officer of iConsumer Corp.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ Robert N. Grosshandler

Robert N. Grosshandler, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Sole Director
Date: January 18, 2017